Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-131888 on Form S-3, and in the registration statements Nos. 333-110145 and 333-52449 on Form S-8 of Ambac Financial Group, Inc. of our reports dated March 10, 2006, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Form 10-K of Ambac Financial Group, Inc. The aforementioned report with respect to the consolidated financial statements of Ambac Financial Group, Inc. refers to changes, in 2003, in Ambac Financial Group, Inc.’s methods of accounting for variable interest entities and stock-based compensation.

/s/    KPMG LLP

New York, New York

March 10, 2006